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                                                                     Exhibit 4.5

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                                     WARRANT

                           TO PURCHASE COMMON STOCK OF
                      WASTE-QUIP, INC., AN OHIO CORPORATION











                                WARRANT NO. BO-1

                                 ORIGINAL ISSUE
                               DATE: MAY 26, 1994



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                                TABLE OF CONTENTS
                                -----------------


                                                                        Page
                                                                        ----


1.       DEFINITIONS.....................................................  2

2.       EXERCISE OF WARRANT............................................. 10

         2.1        Manner of Exercise................................... 10
         2.2        Payment of Taxes..................................... 11
         2.3        Fractional Shares.................................... 11
         2.4        Continued Validity and Application................... 11

3.       TRANSFER, DIVISION AND COMBINATION.............................. 12

         3.1        Transfer............................................. 12
         3.2        Division and Combination............................. 13
         3.3        Expenses............................................. 13
         3.4        Maintenance of Books................................. 13

4.       ANTIDILUTION PROVISIONS; PREEMPTIVE RIGHTS; VESTING;
         ADJUSTMENT UPON THE HAPPENING OF CERTAIN EVENTS................. 13

         4.1        Adjustment of Number of Shares Purchasable and
                    Exercise Price....................................... 13
         4.2        Rights Offering...................................... 15
         4.3        Preemptive Rights.................................... 16
         4.4        Certificates and Notices............................. 16
         4.5        Vesting.............................................. 17
         4.6        Adjustment Upon the Happening of Certain Events...... 18

5.       NO IMPAIRMENT; REGULATORY COMPLIANCE COOPERATION; FURTHER
         ASSURANCES...................................................... 20

6.       RESERVATION AND AUTHORIZATION OF COMMON STOCK; REGISTRATION
     WITH OR APPROVAL OF ANY GOVERNMENTAL AUTHORITY...................... 22

7.       TAKING OF RECORD; STOCK AND WARRANT TRANSFER BOOKS.............. 22

8.       TRANSFER AND REGISTRATION....................................... 22

         8.1        Restrictive Legends.................................. 22
         8.2        Transfers............................................ 24
         8.3        Termination of Securities Law Restrictions........... 24
         8.4        Listing on Securities Exchange....................... 25
         8.5        Nominees for Beneficial Owners....................... 25

9.       SUPPLYING INFORMATION........................................... 25

10.      LOSS OR MUTILATION.............................................. 26

11.      OFFICE OF THE COMPANY........................................... 26



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12.      REPURCHASE BY THE COMPANY OF WARRANT AND WARRANT STOCK.......... 26

         12.1       Obligation to RePurchase Warrant or Warrant
                    Stock................................................ 26
         12.2       Determination and Payment of Repurchase Price........ 27
         12.3       Disabling Conditions................................. 28

13.      DILUTION FEE.................................................... 29

14.      MISCELLANEOUS................................................... 29

         14.1       Nonwaiver............................................ 29
         14.2       Notice Generally..................................... 29
         14.3       Indemnification...................................... 29
         14.4       Limitation of Liability.............................. 30
         14.5       Remedies............................................. 30
         14.6       Successors and Assigns............................... 30
         14.7       Amendment............................................ 30
         14.8       Severability......................................... 31
         14.9       Headings............................................. 31
         14.10      Governing Law........................................ 31

         SIGNATURES...................................................... 31

ANNEXES

ANNEX A - Subscription Form
ANNEX B - Assignment Form





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         NEITHER THE WARRANT REPRESENTED BY THIS CERTIFICATE NOR ANY OF THE
         SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW. NO TRANSFER OF THE WARRANT REPRESENTED BY THIS CERTIFICATE OR OF THE SECURITIES ISSUABLE UPON EXERCISE THEREOF TO A PERSON OTHER THAN AN AFFILIATE OF THE HOLDER THEREOF SHALL BE VOID OR EFFECTIVE UNLESS (A) SUCH TRANSFER IS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OR (B) THE HOLDER OF THE SECURITIES PROPOSED TO BE TRANSFERRED SHALL HAVE DELIVERED TO THE COMPANY EITHER A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION OR AN OPINION OF COUNSEL (WHO MAY BE AN EMPLOYEE OF SUCH HOLDER) EXPERIENCED IN SECURITIES MATTERS, SUCH OPINION AND SUCH COUNSEL BEING REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH PROPOSED TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS OR (C) SUCH TRANSFER IS PURSUANT TO RULE 144 OR RULE 144A UNDER THE SECURITIES ACT AND SUCH HOLDER(S) SHALL HAVE DELIVERED TO THE COMPANY A CERTIFICATE IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY SETTING FORTH THE BASIS FOR APPLYING ANY SUCH RULE TO THE PROPOSED TRANSFER.

                                                                Warrant No. BO-1


                                     WARRANT

                                Waste-Quip, Inc.


                  THIS IS TO CERTIFY THAT BANC ONE CAPITAL PARTNERS II, LIMITED PARTNERSHIP, or registered assigns, is entitled, at any time during the Exercise Period (such term, and certain other capitalized terms used herein being hereinafter defined), to purchase from Waste-Quip, Inc., a corporation organized under the laws of the State of Ohio (the "Company"), the number of shares of Common Stock (as subject to vesting and adjustment as provided herein) of the Company determined as follows: (i) if, as of the date which is 90 days subsequent to the Original Issue Date, the aggregate principal amount loaned under both (A) the Subordinated Loan Agreement, dated as of the Original Issue Date, among BOCPII, the Company and Waste-Quip Manufacturing Company, an Ohio corporation ("WQMC"), and (B) the Subordinated Loan Agreement, dated as of the Original Issue Date, among BOCP, the Company and WQMC (such aggregate amount being the "Aggregate Loan Amount"), equals $9,000,000, such number shall be 142,376, and (ii) if, as of such date such amount is $10,000,000, such number shall be 146,081, in each case representing 9.35% of the Fully Diluted Outstanding Common Stock of the Company as of the Original Issue



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Date, at a per share purchase price equal to $0.005 (the initial "Current
Warrant Price", as subject to adjustment as provided herein), all on the terms and conditions and pursuant to the provisions hereinafter set forth. This Warrant is issued pursuant to that certain Warrant Purchase Agreement (as defined herein) in connection with the transactions contemplated by the Loan Agreement (as defined herein).

1.       DEFINITIONS

                  As used in this Warrant, the following terms have the respective meanings set forth below:

                  "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company after the Original Issue Date other than any shares of Common Stock issuable upon the exercise of the Warrant and the BOCPII Warrant.

                  "Affected Holder" shall have the meaning set forth in
Section 12.3 hereof.

                  "Affiliate" shall mean, as applied to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided that Robert A. May shall not be deemed to be an Affiliate of the Company. For purposes of this definition, "Affiliates" of BOCPII and BOCP shall include the other, Banc One Capital Corporation and their respective Affiliates.

                  "Aggregate Loan Amount" shall have the meaning ascribed to that term on the first paragraph of this Warrant.

                  "Applicable Law" shall mean a statute, law (including common law), treaty, rule, code, ordinance, regulation, permit, license, certificate, order, judgment, decree, injunction, writ, or other binding determination or like action of any Governmental Authority, as in effect from time to time.

                  "Appraisal Triggering Event" shall mean a receipt by the Company of a Repurchase Notice or the occurrence of any of the events described in (ii), (iii) or (iv) under the definition of "Repurchase Period" in Section 1 hereof in connection with which an Appraised Value is required to be determined hereunder.




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                  "Appraised Value" per share of Common Stock as of a date
specified herein shall mean the value of such a share as of such date (i) as agreed to in a writing signed by the Company and by the majority of the holders whose Warrants or shares of Warrant Stock are being valued or, if the Company and such majority do not so agree within fourteen (14) days of the Appraisal Triggering Event, (ii) as determined by an investment bank or appraiser of nationally recognized standing selected by the Company and reasonably acceptable to the majority of the holders whose Warrants or shares of Warrant Stock are being valued. If the investment bank or appraiser selected by the Company is not acceptable to such holders and the Company and such holders cannot agree within twenty-one (21) days of the Appraisal Triggering Event on an eventually acceptable investment bank or appraiser, then the Company and such holders shall each choose within twenty-eight (28) days of the Appraisal Triggering Event one such investment bank or appraiser and the respective chosen firms shall jointly select within thirty-five (35) days of the Appraisal Triggering Event a third investment bank or appraiser, which shall make the determination within fifty-six (56) days of the Appraisal Triggering Event. The Company shall pay the costs and fees of any investment bank or appraiser selected by it, the holders shall pay the costs and fees of any investment bank or appraiser selected by them, and the Company and the holders shall each pay half of the costs and fees of any third such investment bank or appraiser. Such Appraised Value shall be determined on the basis of (i) the value of the entire Company as a going concern and with no loss of key management and (ii) the number of Fully Diluted Outstanding shares of Common Stock as of such date. No discount shall be applied on account of (A) any equity interest being a minority interest or (B) any lack of liquidity of the Common Stock or the fact that the Company may have no class of equity securities registered under the Exchange Act.

                  "BOCPII" shall mean Banc One Capital Partners II Limited Partnership, a Delaware limited partnership, and any successor entity.

                  "BOCP" shall mean Banc One Capital Partners Corporation, a Texas corporation, and any successor entity.

                  "BOCPII Warrant" shall mean the warrant to purchase Common Stock, dated as of even date herewith, issued to BOCPII, and all warrants issued upon transfer, division or combination of, or in substitution for, said warrant or any other such warrant.

                  "Book Value" per share of Common Stock as of any specified date shall mean the consolidated book value of the Company and its Subsidiaries as of that date, divided by the number of Fully Diluted Outstanding shares of Common Stock as of such date. Such book value shall be determined in accordance


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with GAAP, except that there shall be no reduction in such book value by reason of any amount that may be required either as an offset to or reserve against retained earnings or as a deduction from book value as a result of the existence, issuance, anticipated exercise of or anticipated cost to the Company of the repurchase of any of the Warrants.

                  "Business Day" shall mean a day of the year on which banks are not required or authorized to close in Chicago, Illinois or in Ohio.

                  "Calculation Rate", as of a date, shall mean the amount calculated as of that date to be the historical annualized internal rate of return on the Loan, as defined in the Loan Agreement, calculated by including in the amount of such return all of the following amounts (i) all interest and principal paid in accordance with the terms of said Loan; (ii) all closing and success fees paid under Sections 1.5 and 1.6 of the Loan Agreement; (iii) all Dilution Fees paid; and (iv) the Fair Value of the Warrant Stock, less the Warrant Price, calculated as of that date.

                  "Change of Control" shall mean any event, including without limitation an issuance of Additional Shares of Common Stock or shares of any other class or series of capital stock of the Company or Convertible Securities, that would or could result in the owners or holders of shares of Common Stock and Convertible Securities on the Original Issue Date owning (or having rights to exercise or exchange such Convertible Securities for or into), in the aggregate, less than one-half of the Fully Diluted Outstanding Shares of Common Stock.

                  "Commission" shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act and other federal securities laws.

                  "Common Stock" shall mean the Company's Class A Common Shares, without par value.

                  "Company" shall mean Waste-Quip, Inc., a corporation organized under the laws of the State of Ohio, and any successor corporation.

                  "Company Default" shall mean (a) the breach of any warranty or the inaccuracy at the time when made of any representation made by the Company herein or (b) the failure by the Company to comply with any covenant of the Company contained herein.

                  "Consolidated" refers to the consolidation of the accounts of a Person and its Subsidiaries in accordance with GAAP.


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                  "Convertible Securities" shall mean evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable for, with or without payment of additional consideration in cash or property, or options, warrants or other rights that are exercisable for, shares of Common Stock that, when issued, would constitute Additional Shares of Common Stock, either immediately or upon the occurrence of a specified date or a specified event.

                  "Current Warrant Price" shall mean, in respect of a share of Common Stock at any date herein specified, the initial Current Warrant Price set forth in the preamble of this Warrant as adjusted pursuant to Section 4 hereof.

                  "Default Rate" shall mean an interest rate of fifteen percent (15%) per annum.

                  "Designated Office" shall have the meaning set forth in
Section 11 hereof.

                  "Dilution Fee" shall have the meaning set forth in
Section 13 hereof.

                  "Disabling Condition" shall have the meaning set forth in
Section 12.4 hereof.

                  "Earnings Value" shall mean an amount equal to (i) six (6) times the Consolidated earnings of the Company and its Subsidiaries before amortization, depreciation, interest and taxes for the preceding fiscal year, less outstanding Indebtedness, plus the average amount of cash and marketable securities of the Company for the preceding fiscal year (using month end balances to obtain such average), divided by (ii) the number of Fully Diluted Outstanding shares of Common Stock, as of such date.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

                  "Exercise Notice" shall have the meaning set forth in
Section 2.1 hereof.

                  "Exercise Period" shall mean the period during which this Warrant is exercisable pursuant to Section 2.1 hereof.

                  "Fair Value" per share of Common Stock as of any specified date shall mean (i), if the Fair Value is being determined in connection with an Initial Public Offering, the IPO Price per share of Common Stock as of such date or (ii) otherwise, the higher of (A) the Book Value as of the last day of


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the fiscal quarter last preceding the occurrence of the event requiring such
Fair Value to be determined, and (B) the Earnings Value per share of Common Stock as of such date.

                  "Fully Diluted Outstanding" shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all shares of Common Stock Outstanding at such date and the maximum number of shares of Common Stock issuable in respect of Convertible Securities and options and warrants to purchase shares of Common Stock or Convertible Securities outstanding on such date (whether or not the rights to convert, exchange or exercise thereunder are presently exercisable), including the maximum number of shares issuable under the Warrants; provided that the maximum number of shares of Common Stock issuable in respect of Convertible Securities and options and warrants to purchase shares of Common Stock or Convertible Securities outstanding on such date shall be adjusted in accordance with the "treasury stock" method determined under GAAP pursuant to Accounting Principles Board Opinion 15.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America as from time to time in effect.

                  "Governmental Authority" shall mean any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Holder" shall mean the Person in whose name the Warrant set forth herein is registered on the books of the Company maintained for such purpose.

                  "Incidental Registration Rights Notice" shall mean a notice under the Shareholders Agreement that the Company has determined to proceed with the actual preparation and filing of a registration statement under the Securities Act of 1933, as amended, in connection with the proposed offer and sale of any of its securities by it or any of its security holders (other than on Form S-4 or Form S-8, or any successor or similar forms).

                  "Indebtedness" shall have the meaning specified in the Loan Agreement, other than any and all obligations of the Company to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Company or any warrants, rights or options to acquire such capital stock, however valued, and whether or not currently exercisable.

                  "Initial Public Offering" shall mean the first public offering of shares of the Company's Common Stock pursuant to a


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registration statement filed with the Commission.

                  "IPO Price" shall mean the daily market price of a share of Common Stock of the Company, as of the date of the issuance of Common Stock in connection with the Initial Public Offering. The "daily market price" for such day shall be (i) the last sale price on such day on the principal stock exchange on which such Common Stock is then listed or admitted to trading, or (ii) if such Common Stock is not then listed or admitted to trading on any stock exchange, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, (A) as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., or (B) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (C) if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc., or any successor corporation thereto, reasonably selected by the Company.

                  "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other), proxy, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property (whether now owned or hereafter acquired) of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under any lease having substantially the same economic effect as any of the foregoing and the filing of any financial statement or similar notice (other than a precautionary financing statement filed by a "true" lessor pursuant to Section 9-408 of the Uniform Commercial
Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

                  "Loan Agreement" shall mean the Loan Agreement dated as of May 26, 1994, between the Company and BOCP, as such agreement may be amended, supplemented or modified from time to time.

                  "Majority Warrant Holders" shall mean the holders of Warrants exercisable for the purchase of more than fifty percent (50%) of the aggregate number of shares of Warrant Stock then purchasable upon exercise of all Warrants.

                  "Mayfab Warrant" shall mean the warrant to purchase Common Stock, dated as of even date herewith, issued to May Fab - Oklahoma, Inc., a Texas corporation, and all warrants issued upon transfer, division or combination of, or in substitution for, said warrant or any other such warrant.


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                  "Officers' Certificate" shall mean a certificate executed on behalf of the Company by its Chairman, its President or one of its Vice Presidents and by its Chief Financial Officer or its Treasurer.

                  "Opinion of Counsel" shall mean a written opinion of counsel experienced in securities laws chosen by the holder of this Warrant or Warrant Stock issued upon the exercise hereof, such opinion and such counsel being reasonably acceptable to the Company.

                  "Original Issue Date" shall mean the date on which the Original Warrant is issued, as set forth on the cover page of this Warrant.

                  "Original Warrant" shall mean the Warrant originally issued by the Company to BOCP on the Original Issue Date.

                  "Outstanding" shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all issued shares of Common Stock, except shares then owned or held by or for the account of the Company or any Subsidiary thereof, and shall include all shares issuable in respect of outstanding scrip or any certificates representing fractional interests in shares of Common Stock.

                  "Person" shall mean an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

                  "Preferred Stock" shall mean the Company's Preferred Shares, without par value.

                  "Put" shall have the meaning set forth in Section 12.1 hereof.

                  "Repurchase Notice" shall have the meaning set forth in
Section 12.1 hereof.

                  "Repurchase Period" shall mean the period beginning on the first to occur of (i) the fifth anniversary of the Original Issue Date, (ii) any merger or consolidation of the Company with another Person pursuant to which the Company is not the surviving entity, (iii) the sale or other disposition (including disposition by merger or consolidation) by the Company or any Subsidiary of assets (including the stock of any Subsidiary) representing more than sixty percent (60%) of either (A) the aggregate fair market value of the assets of the Company and its Subsidiaries determined on a Consolidated basis or
(B) the total revenues of the Company and its Subsidiaries determined on a Consolidated basis, (iv) a Change of Control, (v) the repayment


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in full of all Obligations (as such term is defined in the Loan Agreement) under the Loan Agreement, and (vi) the occurrence of an Event of Default under the Loan Agreement, and ending on the first to occur of (y) the tenth anniversary of the Original Issue Date or (z) the date of receipt by the Holder of an Incidental Registration Rights Notice; provided, however, that if the Repurchase Period shall be deemed to have ended upon the receipt by the Holder of an Incidental Registration Rights Notice, the Repurchase Period shall be reinstated and thereupon shall continue to be in effect upon the earlier to occur of (A) the abandonment by the Company of the proposed offer or sale addressed in the Incidental Registration Rights Notice or (B) 270 days following the occurrence of the receipt by the Holder of Incidental Registration Rights Notice if such proposed offer or sale has not then closed.

                  "Repurchase Price" shall have the meaning set forth in
Section 12.1 hereof.

                  "Restricted Common Stock" shall mean shares of Common Stock which are, or which upon their issuance on the exercise of this Warrant would be, evidenced by a certificate bearing the restrictive legend set forth in
Section 8.1(a) hereof.

                  "Shareholders Agreement" shall mean that certain Shareholders Agreement, dated August 4, 1989, among the Company, Primus Capital Fund II Limited Partnership, an Ohio limited partnership, Morgenthaler Venture Partners II, an Ohio limited partnership, and certain shareholders of the Company (collectively, the "Original Shareholders Agreement Parties"), as amended by that certain Amendment No. 1 to Shareholders Agreement, dated May 26, 1994, among the Original Shareholders Agreement Parties, BOCP and BOCPII, and as further modified, supplemented and amended in accordance with its terms.

                  "Subsidiary" shall mean, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.

                  "Transfer" shall mean any disposition of any Warrant or Warrant Stock or of any interest in either thereof, which would constitute a sale thereof within the meaning of the Securities Act.

                  "Warrant Price" shall mean an amount equal to (i) the number of shares of Common Stock being purchased upon exercise of this Warrant pursuant to Section 2.1 hereof, multiplied by (ii) the Current Warrant Price as of the date of such exercise.


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                  "Warrant Purchase Agreement" shall mean the Warrant Purchase
Agreement dated as of May 26, 1994, between the Company and BOCPII, as such agreement may be amended, supplemented or modified from time to time.

                  "Warrants" shall mean the Original Warrant and all Warrants issued upon transfer, division or combination of, or in substitution for, such Original Warrant or any other such Warrant.

                  "Warrant Stock" shall mean the shares of Common Stock issued, issuable or both (as the context may require) to the holders of Warrants upon the exercise thereof or issued upon the transfer of such shares until such time as such shares of Common Stock have either been sold in a public offering pursuant to a registration statement filed under the Securities Act or sold pursuant to Rule 144 thereunder.

2.       EXERCISE OF WARRANT

                  2.1 MANNER OF EXERCISE. From and after the earliest of (i) the date the Repurchase Period begins, (ii) the second anniversary of the Original Issue Date or (iii) the receipt by the Holder of an Incidental Registration Rights Notice, and until the earlier of (y) such time as this Warrant has been fully exercised or (z) the tenth anniversary of the Original Issue Date, the Holder may from time to time exercise this Warrant, on any Business Day, for all or any part (exceeding 10%) of the number of shares of Common Stock then purchasable hereunder.

                  In order to exercise this Warrant, in whole or in part, the Holder shall deliver to the Company at the Designated Office (i) a written notice of the Holder's election to exercise this Warrant (an "Exercise Notice"), which Exercise Notice shall specify the number of shares of Common Stock to be purchased, (ii) payment of the Warrant Price and (iii) this Warrant. Such Exercise Notice shall be in the form of the subscription form appearing at the end of this Warrant as ANNEX A, duly executed by the Holder or its duly authorized agent or attorney. Upon receipt of an Exercise Notice, the Company shall, as promptly as practicable, and in any event within thirty (30) calendar days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the aggregate number of full shares of Common Stock issuable upon such exercise, together with cash in lieu of any fraction of a share, as hereafter provided. The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as such Holder shall reasonably request in the Exercise Notice and shall be registered in the name of the Holder or such other name (provided that such Person is permitted to be a transferee hereunder) as shall be designated in the Exercise Notice. This


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Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the items specified in clauses (i) through (iii) above are received by the Company. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing the shares of Common Stock being issued, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or, at the request of the Holder, appropriate notation may be made on this Warrant and the same returned to the Holder.

                  Payment of the Warrant Price may be made, at the option of the Holder, either in cash or by certified or official bank check.

                  2.2 PAYMENT OF TAXES. All shares of Common Stock issuable upon the exercise of this Warrant pursuant to the terms hereof shall be validly issued, fully paid and nonassessable, issued without violation of any preemptive rights and free and clear of all Liens (other than any created by actions of the Holder). The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery thereof, unless such tax or charge is imposed by Applicable Law upon the Holder, in which case such taxes or charges shall be paid by the Holder, and the Company shall reimburse the Holder therefor (other than for net income, personal property or capital gains taxes) on an After-Tax Basis. Notwithstanding the foregoing sentence, the Company shall not be required to pay or reimburse the Holder for that portion, if any, of such taxes and other governmental charges that may be imposed with respect to such issue or delivery which are solely attributable to a difference in status between BOCP and any other Holder hereof for purposes of determining the imposition or amount of such taxes and other governmental charges. As used in this Section 2.2, "After-Tax Basis", when referring to a payment that is required hereunder (the "Target Amount"), shall mean a total payment (the "Total Amount") that, after deduction of all federal, state and local taxes that are required to be paid by the recipient in respect of-the receipt or accrual of such Total Amount, is equal to the Target Amount.

                  2.3 FRACTIONAL SHARES. The Company shall not be required to issue a fractional share of Common Stock upon exercise of any Warrant. As to any fraction of a share that the Holder of one or more Warrants, the rights under which are exercised in the same transaction, would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the Fair Value of one share of Common Stock on the date of exercise.

                  2.4 CONTINUED VALIDITY AND APPLICATION. A holder of shares of Warrant Stock issued upon the exercise of this Warrant, in whole or in part, including any transferee of such shares (other than a transferee who acquires such shares after the same have been publicly sold pursuant to a registration statement under the Securities Act or sold pursuant to Rule 144 or Rule 144A thereunder), shall continue, with respect to such shares, to be entitled to all rights and to be subject to all obligations that are applicable to such holder by the terms of this Warrant and by the terms of the Shareholders Agreement. The terms of the Shareholders Agreement are incorporated herein by reference as if fully rewritten herein, and each such holder and transferee, and each holder and transferee of this Warrant, hereby acknowledges and agrees that it is deemed to be a party to the Shareholders Agreement by virtue of having accepted the issuance or transfer of the Warrant Stock or this Warrant.

                  The Company shall, at the time of each exercise of this Warrant, in whole or in part, upon the request of the holder of the shares of Warrant Stock issued upon such exercise hereof (including any such transferee), acknowledge in writing, in form reasonably satisfactory to such holder, its continuing obligation to afford to such holder such rights referred to in this
Section 2.4; PROVIDED, HOWEVER, that if such holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such holder all such rights.

                  At the time of any exercise of this Warrant or of any transfer of this Warrant or shares of Warrant Stock pursuant to Section 3 and Section 8 hereof, as a condition to such exercise or transfer, any Person acquiring this Warrant or shares of such Warrant Stock in such transaction shall, if so requested by the Company, acknowledge in writing in a form reasonably satisfactory to the Company, that such holder will be subject to the continuing obligations referred to in this Section 2.4.

3.       TRANSFER, DIVISION AND COMBINATION

                  3.1 TRANSFER. Subject to compliance with Sections 8 and 12, each transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the Designated Office, together with a written assignment of this Warrant in the form of ANNEX B hereto duly executed by the Holder or its agent or attorney and, if such transfer is not to be made pursuant to Section 12, funds sufficient to pay any transfer taxes payable upon the making of such transfer. Notwithstanding the foregoing, the Holder may not transfer this Warrant to a Person which is, or which is an Affiliate of a Person which is, engaged in the business of manufacturing and selling material handling and related equipment for the waste management industry. Upon such surrender and delivery, and, if required, such payment, the Company shall, subject to Section 8, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned and this Warrant shall promptly be cancelled. A Warrant, if properly assigned in compliance with Section 8, may be exercised by the new Holder for the purchase of shares of Common Stock without having a new Warrant issued.

                  3.2 DIVISION AND COMBINATION. Subject to compliance with
Section 8, this Warrant may be divided or combined with other Warrants upon presentation thereof at the Designated Office, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with
Section 3.1 and with Section 8 as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

                  3.3 EXPENSES. The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) any new Warrant or Warrants required to be issued under this Section 3.

                  3.4 MAINTENANCE OF BOOKS. The Company agrees to maintain, at the Designated Office, books for the registration and transfer of the Warrants.

4.       ANTIDILUTION PROVISIONS; PREEMPTIVE RIGHTS; VESTING;
         ADJUSTMENT UPON THE HAPPENING OF CERTAIN EVENTS

                  4.1 ADJUSTMENT OF NUMBER OF SHARES PURCHASABLE AND EXERCISE PRICE. The number of shares of Common Stock for which this Warrant is exercisable, and the price at which such share may be purchased upon exercise of this Warrant, shall be subject to adjustment from time to time as is more fully set forth in this Section 4.

                  (a) ADJUSTMENT OF EXERCISE PRICE. In the event the Company shall

                  (i) declare a dividend or make a distribution on its Outstanding Common Stock in Common Stock or Convertible Securities, or

                  (ii) subdivide or reclassify any of its Outstanding Common Stock into a greater number of shares, or

                  (iii) combine or reclassify any of its Outstanding Common Stock into a smaller number of shares,

                  then, upon the occurrence of such event or action, the Current Warrant Price shall be adjusted, effective immediately after the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification, to the price calculated by multiplying the Current Warrant Price in effect immediately prior to such record date or effective date by a fraction, the numerator of which is the total number of Fully Diluted Outstanding shares of Common Stock immediately prior to giving effect to such dividend, distribution, subdivision, combination or reclassification, and the denominator of which is the total number of shares of Fully Diluted Outstanding shares of Common Stock immediately after giving effect to such dividend, distribution, subdivision, combination or reclassification.

                  (b) ADJUSTMENT OF NUMBER OF SHARES PURCHASABLE. Upon any adjustment of the Current Warrant Price as provided in this Section 4.1, the holder hereof shall thereafter be entitled to purchase, at the Current Warrant Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest .001 of a share) obtained by multiplying the Current Warrant Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable on the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Current Warrant Price resulting from such adjustment.

                  (c) CALCULATION OF ADJUSTMENT. Any adjustment of the Current Warrant Price pursuant to this section shall be calculated to $.000001 per share of Common Stock.

                  (d) REORGANIZATION, RECLASSIFICATION OR RECAPITALIZATION OF COMPANY. In case of any capital reorganization or reclassification or recapitalization of the capital stock of the Company (other than in the cases referred to in subsection (a)(i), (ii), or (iii) of this Section 4.1), or in case of the consolidation or merger of the Company with or into another corporation, or in case of the sale or transfer of the property of the Company as an entirety or substantially as an entirety, there shall thereafter be deliverable upon the exercise of this Warrant or any portion thereof (in lieu of or in addition to the number of shares of Common Stock theretofore deliverable, as appropriate) the number of shares of stock or other securities or property to which the holder of the number of shares of Common Stock which would otherwise have been deliverable upon the exercise of this Warrant or any portion hereof at the time would have been entitled upon such capital reorganization or reclassification of capital stock, consolidation, merger or sale, and at the same aggregate Current Warrant Price.

                  Prior to and as a condition of the consummation of any transaction described in the preceding sentence, the Company shall cause effective provisions to be made so that the Holder shall have the right thereafter by exercising the Warrant to purchase the kind and amount of shares of stock or other securities or property which would have been receivable upon such consummation had this Warrant been exercised in full immediately prior thereto. Any such provisions shall also include adjustments which shall be as nearly equivalent as practicable to the adjustments as provided for in this
Section 4. Any such adjustment shall be made by and set forth in a supplemental agreement between the Company and the successor entity which agreement shall bind such entity, shall be accompanied by an opinion of counsel as to the enforceability of such agreement and shall be approved by the Majority Warrant Holders, which approval shall not be unreasonably withheld.

                  (e) OTHER DILUTIVE EVENTS. In case any event shall occur as to which the other provisions of this Section 4 are not strictly applicable but the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles hereof, then the Holder of this Warrant may request in writing within 120 days after the occurrence of such event that the Company examine the propriety of an adjustment to the Current Warrant Price and number of shares of Common Stock subject to this Warrant. Unless the Company and the Holder of this Warrant shall have theretofore mutually agreed upon an adjustment, or that no adjustment is required, within thirty (30) days after the receipt of such request, the Company shall appoint a firm of independent public accountants of recognized national standing (which may be the regularly engaged accountants of the Company), to give an opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 4, necessary to preserve, the purchase rights represented by this Warrant. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holder of this Warrant and shall make the adjustments described therein. If such opinion states that no such adjustment is necessary, the holder hereof shall reimburse the Company for one-half of the cost and expense of such opinion.

                  (f) RECORD DATE. In case the Company shall take a record of the holders of the Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock or in Convertible Securities or (ii) to subscribe for or purchase Common Stock or Convertible Securities, then all references in this Section 4 to the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, shall be deemed to be references to such record date.

                  4.2 RIGHTS OFFERING. In the event the Company shall effect an offering of Common Stock pro rata among its stockholders, the holder hereof shall be entitled, at its option, to elect to participate in each and every such offering as if this Warrant had been exercised and such holder were, at the time of any such rights offering, then a holder of that number of shares of Common Stock to which such holder is then entitled on the exercise hereof.

                  4.3 PREEMPTIVE RIGHTS.

                  (a) GENERAL. Subject to the provisions of Section 4.3(b) hereof, (i) the Company shall notify in writing the Holder of this Warrant or holder of shares of Warrant Stock issued upon the exercise of this Warrant (each, a "Preemptive Rights Offeree") of any issuance or sale of Additional Shares of Common Stock or Convertible Securities and (ii) each Preemptive Rights Offeree shall, upon the issuance or sale by the Company of Additional Shares of Common Stock or Convertible Securities, have the right, during the period beginning at such issuance or sale and ending on the thirtieth (30th) day following the receipt by the Preemptive Rights Offeree of such notification and on the same terms and conditions as such issuance or sale, to purchase additional shares of Common Stock of the Company sufficient to maintain the percentage of the Fully Diluted Outstanding shares of Common Stock which such Preemptive Rights Offeree owns, or would be entitled to purchase upon the exercise of this Warrant (regardless of whether this Warrant is then exercisable), determined immediately prior to such issuance or sale.

                  (b) EXCEPTIONS TO PREEMPTIVE RIGHTS. Notwithstanding the provisions of Section 4.3(a) hereof, the Company shall not be required to provide the notice or grant the rights provided for in Section 4.3(a) in connection with

                  (i) issuances or sales of Common Stock or Convertible Securities upon the exercise of Convertible Securities which are Outstanding on the Original Issue Date, including without limitation this Warrant or the BOCP Warrant;

                  (ii) the issuance of shares of Common Stock pursuant to a rights offering in which the holder hereof elects to participate under the provisions of Section 4.2;

                  (iii) the issuance or sale of Common Stock or Convertible Securities in connection with the acquisition by the Company of a business, which issuance or sale has been approved by a unanimous vote of the Board of Directors of the Company; or

                  (iv) the issuance or sale of Common Stock or Convertible Securities in connection with the granting of management employee incentives, so long as such grant has been approved by the Compensation Committee of the Board of Directors of the Company and by the Board of Directors of the Company.

                  4.4 CERTIFICATES AND NOTICES.

                  (a) ADJUSTMENTS TO CURRENT WARRANT PRICE. Upon any adjustment of the Current Warrant Price, a certificate, signed (i) by the Chairman, the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company, or (ii) by any independent firm of certified public accountants of recognized national standing selected by, and at the expense of, the Company, setting forth in reasonable detail the events requiring the adjustment and the method by which such adjustment was calculated, shall be mailed to the holder of this Warrant specifying the adjusted Current Warrant Price and the number of shares of Common Stock issuable upon exercise of such holder's Warrant after giving effect to the adjustment of such number pursuant to subsection (b) of Section 4.1.

                  (b) EXTRAORDINARY CORPORATE EVENTS. In case at any time while this Warrant is Outstanding, (i) the Company proposes to pay any dividend payable in stock to the holders of shares of Common Stock or to make any other distribution to the holders of shares of Common Stock; (ii) the Company proposes to offer to the holders of shares of Common Stock rights to subscribe for or purchase any additional shares of any class of stock or any other rights or options; (iii) the Company proposes to effect any reclassification of Common Stock (other than a reclassification involving merely the subdivision or combination of outstanding shares of Common Stock); (iv) the Company proposes to effect any capital reorganization, consolidation or merger; (v) the Company proposes to effect any sale, transfer or other disposition of its property, assets and business as an entirety or substantially as an entirety; (vi) the Company proposes to commence the liquidation, dissolution or winding up of the Company; or (vii) the Company proposes to issue to any person or persons any options or other rights to subscribe for or to purchase shares of Common Stock or any Convertible Securities which would cause such acquiror or acquirors, collectively, to own, and/or to have the right to obtain ownership, upon exercise of such options or other rights or upon conversion or exchange of such Convertible Securities, of an aggregate of 50% or more of the then Fully-Diluted Outstanding shares of Common Stock of the Company; or (viii) any action or transaction giving rise to a Put Right is proposed to occur, then, in each such case, the Company shall mail to the Holder of this Warrant notice of such proposed action, which shall specify the date on which the books of the Company shall close, or a record shall be taken, for determining the holders of Common Stock entitled to receive such stock dividends or other distribution or such rights or options, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, other disposition, liquidation, dissolution, winding up, issuance, sale or other transfer or action shall take place or commence, as the case may be, and the date as of which it is expected that holders of Common Stock of record shall be entitled to receive securities or other property deliverable upon such action, if any such date is to be fixed. In the case of any action covered by clause (i) or (ii) above, such notice shall be mailed at least 10 days prior to the record date for determining holders of Common Stock for purposes of receiving such payment or offer. In the case of any action covered by clause (iii), (iv), (v),
(vi) or (vii), such notice: shall be mailed at least 30 days prior to the date upon which such action takes place or commences, as the case may be, and 20 days prior to any record date to determine holders of Common Stock entitled to receive any such securities or other property; and such notice shall provide full particulars regarding such action.

                  (c) EFFECT OF FAILURE. Failure to file any certificate or notice or to mail any notice, or any defect in any certificate or notice, pursuant to this Section 4.4 shall not affect the legality or validity of the adjustment of the Current Warrant Price, the number of shares of Common Stock purchasable upon exercise of this Warrant, or any transaction giving rise thereto.

                  4.5 VESTING. The number of shares of Warrant Stock otherwise issuable to the Holder of this Warrant shall vest, and be exercisable, only in accordance with this Section 4.5.

                  (i) Subject to the provisions of Sections 4.5(ii) and (iii), during the periods indicated in the following table, the Holders of this Warrant shall be vested in, and shall be entitled to exercise, the Warrants for an aggregate amount of Warrant Stock determined by multiplying the indicated percentage (which is dependant upon the applicable Aggregate Loan Amount, as indicated) by the amount of Warrant Stock otherwise issuable to the Holder of this Warrant:


                                                                                     Aggregate Loan Amount

                                                                                     $9,000,000               $10,000,000
                               Period                                                Percentage                Percentage
                               ------                                                ----------                ----------

Beginning on May 26, 1994 and ending                                                   28.198%                   28.342%
May 26, 1995


Beginning on May 26, 1995 and ending                                                   45.858                    45.946
on February 26, 1996

Beginning on February 26, 1996 and                                                     51.744                    51.813
ending on May 26, 1996

Beginning on May 26, 1996 and ending                                                   56.395                    56.373
on August 26, 1996

Beginning on August 26, 1996 and                                                       61.047                    60.933
ending on November 26, 1996

Beginning on November 26, 1996 and                                                     65.698                    65.492
ending on February 26, 1997

Beginning on February 26, 1997 and                                                     70.349                    70.052
ending on May 236, 1997

Beginning on May 26, 1997 and ending                                                   73.256                    73.005
on August 26, 1997

Beginning on August 26, 1997 and                                                       76.163                    75.959
ending on November 26, 1997

Beginning on November 26, 1997 and                                                     79.070                    78.912
ending on February 26, 1998

Beginning on February 26, 1998 and                                                     81.977                    81.865
ending on May 26, 1998

Beginning on May 26, 1998 and ending                                                   86.483                    86.399
on August 26, 1998

Beginning on August 26, 1998 and                                                       90.988                    90.933
ending on November 26, 1998

Beginning on November 26, 1998 and                                                     95.494                    95.466
ending on February 26, 1999

Beginning on February 26, 1999 and                                                    100.000                   100.000
thereafter



                  (ii) Notwithstanding the provisions of Section 4.5(i), each stated periodic increase in the indicated percentage shall be decreased by the amount, if any, calculated by multiplying the stated increase by a fraction, the numerator of which is the amount of the unpaid principal balance under the Loan Agreement as of the end of the period immediately preceding the date of such increase, and the denominator of which is (A) $5,000,000 if the Aggregate Loan Amount is $10,000,000 or
         (B) $4,000,000 if the Aggregate Loan Amount is $9,000,000. As a result of any and all such decreases, the subsequent stated periodic increases shall be reduced by the aggregate amount of such decreases.

                  (iii) Notwithstanding the provisions of Section 4.5(i), on the date on which all of the obligations, as defined in the Loan Agreement, are satisfied in full, the percentage, determined in accordance with
         Section 4.5(i), applicable to the period during which the Obligations are so satisfied shall thereupon be fixed, and shall no longer increase in accordance with Section 4.5(i).

                  4.6 ADJUSTMENT UPON THE HAPPENING OF CERTAIN EVENTS. Upon the occurrence of any of the events described in (ii), (iii), (iv) or (v) under the definition of "Repurchase Period" in Section 1 hereof, the number of shares of Common Stock for which this Warrant is exercisable shall be adjusted as follows:

                  (i) If the Calculation Rate, calculated on the date of such occurrence, is less than 21%, then the number of shares of Warrant Stock shall thereupon and without any further action be increased by that number which is sufficient to cause the Calculation Rate to equal 21%; provided that, in lieu of such increase in the number of shares of Common Stock, the Company may instead immediately pay to the Holder that amount of cash which would cause the Calculation Rate to equal 21%; provided further that the aggregate of (A) the number of shares of Common Stock for which this Warrant is exercisable after giving effect to such increase and (B) the number of shares of Common Stock for which the BOCPII Warrant is then exercisable is restricted to the number which is equal to 49% of the then Fully Diluted Outstanding shares of Common Stock. If such increase is so restricted in accordance with the proviso to the preceding sentence, then the Company shall in addition immediately pay to the Holder that amount of cash which would cause the Calculation Rate to equal 21%.

                  (ii) If the Calculation Rate, calculated on the date of such occurrence, is greater than 32%, then the number of shares of Warrant Stock shall thereupon and without any further action be decreased by that number which is sufficient to cause the portion of the Calculation Rate which exceeds 32% to be reduced by one-half.

5.       NO IMPAIRMENT; REGULATORY COMPLIANCE COOPERATION; FURTHER
         ASSURANCES

                  The Company shall not by any action, including, without limitation, amending its charter documents or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value (if any) of any shares of Common Stock issuable upon the exercise of this Warrant above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, free and clear of all Liens (other than those created by actions of the Holder), (c) use its best efforts to obtain all such authorizations, exemptions or consents from any Governmental Authority as may be necessary to enable the Company to perform its obligations under this Warrant and (d) execute, acknowledge and deliver such other further agreements, instruments and documents and do such further acts as may be necessary to preserve and maintain in full force and effect this Warrant and the rights of the Holder herein and to carry out more effectively the provisions and purposes of this Warrant.

                  In the event that a Holder is deemed to own, control or have power over a greater quantity of securities of any kind issued by the Company than is permitted by any requirement of Applicable Law (a "Regulatory Problem"), upon the written request of the Holder, the Company shall use all reasonable efforts to assist the Holder in eliminating such Regulatory Problem as quickly as possible.

6. RESERVATION AND AUTHORIZATION OF COMMON STOCK; REGISTRATION WITH OR APPROVAL OF ANY GOVERNMENTAL AUTHORITY

                  From and after the Original Issue Date, the Company shall at all times reserve and keep available for issuance upon the exercise of the Warrants such number of its authorized but unissued shares of Common Stock, free from preemptive rights, as will be sufficient to permit the exercise in full of all outstanding Warrants. All shares of Common Stock issuable pursuant to the terms hereof, when issued upon exercise of this Warrant with payment therefor in accordance with the terms hereof, shall be duly and validly issued and fully paid and nonassessable, not subject to preemptive rights and shall be free and clear of all Liens other than those created by actions of the Holder.

                  Before taking any action that would result in an adjustment in the number of shares of Common Stock for which this Warrant is exercisable or in the Current Warrant Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any Governmental Authority.

                  If any shares of Common Stock required to be reserved for issuance upon exercise of Warrants require registration or qualification with any Governmental Authority under any federal or state law (otherwise than as provided in Section 8) before such shares may be so issued, the Company will in good faith and as expeditiously as possible and at its expense endeavor to cause such shares to be duly registered.

7.       TAKING OF RECORD; STOCK AND WARRANT TRANSFER BOOKS

                  In the case of all dividends or other distributions by the Company to the holders of its Common Stock with respect to which any provision of any Section hereof refers to the taking of a record of such holders, the Company will in each such case take such a record and will take such record as of the close of business on a Business Day. The Company will not at any time, except upon dissolution, liquidation or winding up of the Company, close its stock transfer books or warrant transfer books so as to result in preventing or delaying the exercise or transfer of any Warrant.

8.       TRANSFER AND REGISTRATION

                  The Holder, by acceptance of this Warrant, agrees to be bound by the provisions of this Section 8.

                  8.1 RESTRICTIVE LEGENDS. (a) Except as otherwise provided in this Section 8, each certificate for Warrant Stock initially issued upon the exercise of this Warrant, and each certificate for Warrant Stock issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with four legends in substantially the following forms:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAW. NO TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE TO A PERSON OTHER THAN AN AFFILIATE OF THE HOLDER THEREOF SHALL BE VALID OR EFFECTIVE UNLESS (A) SUCH TRANSFER IS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OR (B) THE HOLDER OF THE SECURITIES PROPOSED TO BE TRANSFERRED SHALL HAVE DELIVERED TO THE COMPANY EITHER A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION OR AN OPINION OF COUNSEL (WHO MAY BE AN EMPLOYEE OF SUCH HOLDER) EXPERIENCED IN SECURITIES MATTERS, SUCH OPINION AND SUCH COUNSEL BEING REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH

         PROPOSED TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS OR (C) SUCH TRANSFER IS PURSUANT TO RULE 144 OR RULE 144A UNDER THE SECURITIES ACT AND SUCH HOLDER(S) SHALL HAVE DELIVERED TO THE COMPANY A CERTIFICATE IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY SETTING FORTH THE BASIS FOR APPLYING ANY SUCH RULE TO THE PROPOSED TRANSFER."

         "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ENTITLED TO THE BENEFIT OF CERTAIN "PUTS" SET FORTH IN THE WARRANT PURSUANT TO THE EXERCISE OF WHICH SUCH SHARES WERE ISSUED AND ARE ENTITLED TO THE BENEFIT OF AND ARE SUBJECT TO CERTAIN OBLIGATIONS CONTAINED IN CERTAIN OTHER PROVISIONS OF SUCH WARRANT. A COPY OF SUCH WARRANT IS AVAILABLE AT THE EXECUTIVE OFFICES OF THE COMPANY."

         "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN A CERTAIN SHAREHOLDERS AGREEMENT. A COPY OF SUCH SHAREHOLDERS AGREEMENT IS AVAILABLE AT THE EXECUTIVE OFFICES OF THE COMPANY."

         "THE COMPANY WILL MAIL TO THE HOLDERS OF THE SHARES EVIDENCED BY THIS CERTIFICATE A COPY OF THE EXPRESS TERMS OF THE SHARES REPRESENTED BY THE CERTIFICATE AND OF THE OTHER CLASS OR CLASSES AND SERIES OF SHARES, IF ANY, WHICH THE COMPANY IS AUTHORIZED TO ISSUE, WITHIN FIVE (5) DAYS AFTER RECEIPT OF WRITTEN REQUEST THEREFOR."

                  (b) Except as otherwise provided in this Section 8, each Warrant shall be stamped or otherwise imprinted with a legend in substantially the following form:

         NEITHER THE WARRANT REPRESENTED BY THIS CERTIFICATE NOR ANY OF THE SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW. NO TRANSFER OF THE WARRANT REPRESENTED BY THIS CERTIFICATE OR OF THE SECURITIES ISSUABLE UPON EXERCISE THEREOF TO A PERSON OTHER THAN AN AFFILIATE OF THE HOLDER THEREOF SHALL BE VALID OR EFFECTIVE UNLESS (A) SUCH TRANSFER IS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OR (B) THE HOLDER OF THE SECURITIES PROPOSED TO BE TRANSFERRED SHALL HAVE DELIVERED TO THE COMPANY EITHER A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION OR AN OPINION OF COUNSEL (WHO MAY BE AN EMPLOYEE OF SUCH HOLDER) EXPERIENCED IN SECURITIES

         MATTERS, SUCH OPINION AND SUCH COUNSEL BEING REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH PROPOSED TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS OR (C) SUCH TRANSFER IS PURSUANT TO RULE 144 OR RULE 144A UNDER THE SECURITIES ACT AND SUCH HOLDER(S) SHALL HAVE DELIVERED TO THE COMPANY A CERTIFICATE IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY SETTING FORTH THE BASIS FOR APPLYING ANY SUCH RULE TO THE PROPOSED TRANSFER.

                  8.2 TRANSFERS. Neither this Warrant nor any shares of Restricted Common Stock issued upon the exercise hereof shall be Transferred other than pursuant to an effective registration statement under the Securities Act and any applicable state securities laws or an exemption from the registration provisions thereof. Each certificate, if any, evidencing such shares of Restricted Common Stock issued upon any such Transfer, other than in a public offering pursuant to an effective registration statement, shall bear the restrictive legend set forth in Section 8.1(a), and each Warrant issued upon such Transfer shall bear the restrictive legend set forth in Section 8.1(b), unless in the Opinion of Counsel to the Holder such legend is not required for the purposes of compliance with the Securities Act and any applicable state securities laws. Holders of the Warrants or the Restricted Common Stock, as the case may be, shall not be entitled to Transfer such Warrants or such Restricted Common Stock except in accordance with this Section 8.2.

                  8.3 TERMINATION OF SECURITIES LAW RESTRICTIONS. Notwithstanding the foregoing provisions of Section 8, the restrictions imposed by Section 8.2 upon the transferability of the Warrants and the Restricted Common Stock and the legend requirements of Section 8.1 shall terminate as to any particular Warrant or share of Restricted Common Stock when the Company shall have received either a no-action letter from the Commission or an Opinion of Counsel reasonably satisfactory to the Company that such legend is not required in order to ensure compliance with the Securities Act. Whenever the restrictions imposed by Sections 8.1 and 8.2 shall terminate as to this Warrant, as hereinabove provided, the Holder hereof shall be entitled to receive from the Company, at the expense of the Company, a new Warrant bearing the following legend in place of the restrictive legend set forth hereon:

         "THE RESTRICTIONS ON TRANSFERABILITY OF THE WITHIN
         WARRANT CONTAINED IN SECTIONS 8.1 AND 8.2 HEREOF
         TERMINATED ON ______________, 19_, AND ARE OF NO FURTHER
         FORCE OR EFFECT."

All Warrants issued upon registration of transfer, division or combination of, or in substitution for, any Warrant or Warrants entitled to bear such legend shall have a similar legend endorsed thereon. Wherever the restrictions imposed by Sections 8.1 and 8.2 shall terminate as to any share of Restricted Common Stock, as hereinabove provided, the holder thereof shall be entitled to receive from the Company, at the Company's expense, a new certificate representing such Common Stock not bearing the restrictive legend set forth in Section 8.1(a).

                  8.4 LISTING ON SECURITIES EXCHANGE. If the Company shall list any shares of Common Stock on any securities exchange or on NASDAQ, it will, at its expense, list thereon, maintain and, when necessary, increase such listing of, all shares of Warrant Stock issued upon the exercise of this Warrant.

                  8.5 NOMINEES FOR BENEFICIAL OWNERS. In the event that any Warrant Stock is held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election, be treated as the holder of such Warrant Stock for purposes of any request or other action by any holder or holders of Warrant Stock pursuant to this Agreement or any determination of any number or percentage of shares of Warrant Stock held by any holder or holders of Warrant Stock contemplated by this Agreement. If the beneficial owner of any Warrant Stock so elects, the Company may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Warrant Stock.

9.       SUPPLYING INFORMATION

                  The Company shall cooperate with each holder of a Warrant and each holder of Warrant Stock in supplying such information as may be reasonably necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Commission or any state securities commissioner as a condition to the availability of an exemption from the Securities Act or any applicable state securities law for the sale of any Warrant or shares of Warrant Stock. At all times following the completion of the Initial Public Offering of the Company, the Company shall use its best efforts to make public information available so as to afford the holders of the Warrants and the Warrant Stock the benefits of Rule 144 of the Commission in connection with resales, as such Rule may be amended from time to time or any similar rule or regulation hereafter adopted by the Commission.

10.      LOSS OR MUTILATION

                  Upon receipt by the Company from any Holder of evidence reasonably satisfactory to it of the ownership of and the 1055, theft, destruction or mutilation of this Warrant and an indemnity reasonably satisfactory to it (it being understood that the written indemnification agreement of BOCPII or any Affiliate thereof shall be a sufficient indemnity) and, in case of mutilation, upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor to such Holder; PROVIDED, HOWEVER, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

11.      OFFICE OF THE COMPANY

                  As long as any of the Warrants remain outstanding, the Company shall maintain an office or agency, which may be the principal executive offices of the Company (the "Designated Office"), where the Warrants may be presented for exercise, registration of transfer, division or combination as provided in this Warrant. Such Designated Office shall initially be the office of the Company at 25800 Science Park Drive, Suite 140, Beachwood, Ohio 44122; thereafter, such office shall be the office of the Company or of an agency designated by the Company in a notice delivered to the registered holders of all Warrants.

12.      REPURCHASE BY THE COMPANY OF WARRANT AND WARRANT STOCK

                  12.1 OBLIGATION TO REPURCHASE WARRANT OR WARRANT STOCK. The Holder of this Warrant and holder of shares of Warrant Stock issued upon exercise of this Warrant shall have the right to require the Company to repurchase such Warrant or shares of Warrant Stock in accordance with the terms of this Section 12 (such rights are sometimes referred to herein as a "Put"). From time to time during the Repurchase Period, the Company shall, upon written notice from the Holder of this Warrant or a holder of shares of Warrant Stock issued upon the exercise of this Warrant (the "Repurchase Notice"), and subject to the provisions of Section 12.2(b) below, repurchase, on the date and in the manner set forth in Section 12.2 below, from such holder:

                  (i) all or the portion of this Warrant designated in such notice for an amount determined by multiplying (A) the number of shares of Warrant Stock then purchasable upon exercise of this Warrant (or the portion thereof designated by the Holder to be repurchased in such notice) by (B) the difference between (I) the higher of the Fair Value or the Appraised Value per share of Common Stock as of the date of such notice and (II) the Current Warrant Price per share of Common Stock as of the date of such notice; and/or

                  (ii) the number of shares of Warrant Stock held by such holder and designated in such notice for an amount determined by multiplying
         (A) the number of shares so designated by (B) the higher of the Fair Value or the Appraised Value per share of Common Stock as of the date of such notice;

such amount being herein referred to as the "Repurchase Price". Nothing herein shall preclude the exercise by the Holder of any portion of this Warrant exercisable at any time prior to any repurchase hereunder.

                  12.2 DETERMINATION AND PAYMENT OF REPURCHASE PRICE. The Repurchase Price for any repurchase of Warrants or of Warrant Stock pursuant to this Section 12 shall be determined within sixty (60) days of the date of the Repurchase Notice received by the Company pursuant to Section 12.1 (with a notice as to any such Repurchase Price being telecopied to any holder giving such a Repurchase Notice immediately upon determination thereof), and shall be payable in cash within thirty (30) days following the date of such determination of the Repurchase Price. On the date of any repurchase of any portion of this Warrant pursuant to this Section 12, the Holder shall assign to the Company such Warrant or portion thereof being repurchased, as the case may be, without any representation or warranty (except as to title), by the surrender of such Warrant at the Designated Office against payment of the Repurchase Price therefor. On the date of any repurchase pursuant to this Section 12 of any shares of Warrant Stock issued upon the exercise hereof, each holder thereof shall transfer to the Company the shares of Warrant Stock being repurchased, without representation or warranty (except as to title), by the surrender of a certificate or certificates representing such shares duly endorsed for transfer or accompanied by a duly-executed stock power against payment of the Repurchase Price therefor. Payment of the Repurchase Price shall be made at the option of the holder of such Warrant or shares of Warrant Stock by (i) wire transfer to an account in a bank located in the United States designated by such holder for such purpose or (ii) a certified or official bank check payable to the order of such holder. If less than all of this Warrant is being repurchased, the Company shall, pursuant to Section 3, cancel such Warrant and issue in the name of, and deliver to, the Holder hereof a new Warrant for the portion not being repurchased, and if less than all the shares of Warrant Stock represented by any certificate are being repurchased, the Company shall issue a new certificate to the holder representing the shares not being repurchased.

                  12.3 DISABLING CONDITIONS. In the event that the repurchase by the Company of all Warrants and/or shares of Warrant Stock described in any Repurchase Notice (the holders of such Warrants and Warrant Stock being hereinafter sometimes referred to as the "Affected Holders") would be unlawful under the Ohio General Corporation Law or otherwise and no steps can be reasonably taken by the Company (including, without limitation, a revaluation of assets, causing the Subsidiaries of the Company to pay dividends to the Company, a reduction in the stated capital of the Company or other similar restructuring actions) that would permit such repurchase, or would be prohibited under the Senior Loan Agreement, as defined in the Loan Agreement, (a "Disabling Condition"), the Company shall promptly determine the maximum number of Warrants (or portions thereof) and/or shares of Warrant Stock, if any, that the Company can legally repurchase under such Disabling Condition and shall allocate such maximum number to the Affected Holders in proportion to the relative numbers of issuable and/or issued shares of Warrant Stock that the Company otherwise would have been required to purchase from such Affected Holders pursuant to the exercise of their Put rights. The Company shall promptly give each Affected Holder a written notice indicating the number of Warrants (or portions thereof) and/or the number of shares of Warrant Stock held by such Affected Holder that may be repurchased by the Company in light of any such Disabling Condition, which notice shall be accompanied by an opinion of counsel expert in Ohio corporate law confirming the existence and nature of such Disabling Condition. Within thirty (30) days after receipt of any such notice, each Affected Holder may elect to require the Company to repurchase the number of Warrants (or portions thereof) and/or shares of Warrant Stock specified in such notice, and such holder's Repurchase Notice shall be deemed to have been withdrawn with respect to any such Warrants (or portions thereof) and/or shares of Warrant Stock not subject to such election. In any case in which the Company is released from its obligation to repurchase any Warrants and/or shares of Warrant Stock under this Section 12.3 because of the existence of a Disabling Condition and the allocation of the maximum number of issued and/or issuable shares purchasable, the Company shall promptly notify each Affected Holder of any failure by the Affected Holders as a group to require the Company to repurchase the full number of purchasable shares allocated to them or any subsequent abatement of such Disabling Condition that would permit the Company to make additional such repurchases, which notice shall specify such Affected Holder's pro rata portion of the number of issued and/or issuable shares so purchasable. Within thirty (30) days of receipt of any such notice, and without limiting any other right of any Affected Holder to cause the Company to repurchase all or any portion of any Warrant or shares of Warrant Stock pursuant to its Put rights, such holder may reinstate its prior request for a repurchase of its Warrants and/or shares of Warrant Stock in whole or in part to the extent then permitted, which repurchase, however, shall be at the Repurchase Price that would have applied to a repurchase pursuant to such original request.

13.      DILUTION FEE

                  In the event that the Company at any time after the Original Issue Date shall pay a dividend or make any other distribution with respect to its Common Stock (or any other shares of the capital stock of the Company for which this Warrant becomes exercisable pursuant to Section 4 above) in the form of cash or other property (other than a stock dividend subject to the provisions of Section 4.1 above), then the Holder of this Warrant shall be entitled to receive a dilution fee (a "Dilution Fee") payable in cash on the date of payment of such dividend or other distribution equal to the number of shares of Warrant Stock (or such other shares of stock) issuable upon exercise of this Warrant on such date multiplied by the amount of cash and the fair market value of any other property distributed with respect to each share of Common Stock (or such other stock). The fair market value of any such other property shall mean the fair market value thereof, as determined by the Board of Directors of the Company in good faith and supported, upon the request of the Majority Warrant Holders, and at the expense of the Holders, by an opinion of an investment banking or appraisal firm of recognized national standing selected by the Company and reasonably acceptable to such Majority Warrant Holders.

14.      MISCELLANEOUS

                  14.1 NONWAIVER. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Company or the Holder shall operate as a waiver of such right or otherwise prejudice the rights, powers or remedies of such Person.

                  14.2 NOTICE GENERALLY. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled, delivered or personally served, at the addresses of the parties hereto (until notice of a change thereof is delivered as provided herein) as set forth below each party's name on Schedule 14.2 hereto. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective two Business Days after being deposited in the mails, or when telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.

                  14.3 INDEMNIFICATION. If the Company fails to make, when due, any payments provided for in this Warrant, or if a Disabling Condition exists which restricts the payment of the Repurchase Price on the date on which it would be required to be paid but for such Disabling Condition, the Company shall pay to the holder hereof (a) interest at the Default Rate on any amounts due and owing to such holder or on such unpaid Repurchase Price and (b) such further amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys' fees and expenses incurred by such holder in collecting any amounts due hereunder. The Company agrees to defend, protect, indemnify and hold harmless the Holder hereof and its Affiliates and the holders of any Warrant Stock issued upon the exercise hereof and their Affiliates and their respective officers, directors, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, suits, judgments, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such indemnified party) in connection with any investigative, administrative or judicial proceedings (whether or not such indemnified party is a party thereto) imposed on, incurred by, or asserted against such indemnified party (whether direct, indirect or consequential) incurred in connection with or arising from a Company Default.

                  14.4 LIMITATION OF LIABILITY. No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

                  14.5 REMEDIES. Each holder of Warrants and/or Warrant Stock, in addition to being entitled to exercise its rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights provided under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees, in an action for specific performance, to waive the defense that a remedy at law would be adequate.

                  14.6 SUCCESSORS AND ASSIGNS. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the Company and the Holder and their respective successors and assigns. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and to the extent applicable, all holders of shares of Warrant Stock issued upon the exercise hereof (including transferees), and shall be enforceable by any such holder. The Company shall not have the right to assign any of its rights and obligations under this Warrant without the prior written consent of the Warrant Holders.

                  14.7 AMENDMENT. This Warrant and all other Warrants may be modified or amended or the provisions hereof waived with the written consent of the Company and the Majority Warrant Holders, provided that no such Warrant may be modified or amended if the effect thereof is to (i) reduce the number of shares of Common Stock for which such Warrant is exercisable, (ii) increase the price at which such shares may be purchased upon exercise of such Warrant (before giving effect to any adjustment as provided therein) or (iii) have a material adverse affect on the rights the Holders without the written consent of the holder thereof.

                  14.8 SEVERABILITY. In case any provision in or obligation under this Warrant shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  14.9 HEADINGS. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

                  14.10 GOVERNING LAW. This Warrant shall be governed by, and construed in accordance with, the laws of the State of Ohio.

                  IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and its corporate seal to be impressed hereon and attested by its Secretary or an Assistant Secretary.

Dated:

                                     WASTE-QUIP, INC


                                     By: /s/ Richard L. Garcia
                                         ---------------------------
                                         Name: Richard L. Garcia
                                         Title: CFO


[SEAL]


WITNESS: /s/ Andrew Alexander
         -------------------------------
         Andrew Alexander

                                     ANNEX A
                                     -------

                                SUBSCRIPTION FORM
                                -----------------

                 [To be executed only upon exercise of Warrant]



         The undersigned registered owner of this Warrant irrevocably exercises this Warrant for the purchase of ______ Shares of Common Stock of Waste-Quip, Inc. and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to ___________________________ whose address is ________________ __________________
and, if such shares of Common Stock shall not include all of the shares of Common Stock issuable as provided in this Warrant, that a new Warrant of like tenor and date for the balance of the shares of Common Stock issuable hereunder be delivered to the undersigned.



                                -----------------------------------
                                (Name of Registered Owner)



                                -----------------------------------
                                (Signature of Registered Owner)



                                -----------------------------------
                                (Street Address)


                                -----------------------------------
                                (City)       (State)      (Zip Code)




NOTICE: The signature on this subscription must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

                                     ANNEX B
                                     -------

                                 ASSIGNMENT FORM
                                 ---------------




                  FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of shares of Common Stock set forth below:

                                                         No. of Shares of
Name and Address of Assignee                             Common Stock
----------------------------                             ------------










and does hereby irrevocably constitute and appoint _______________ _______________________ attorney-in-fact to register such transfer onto the books of Waste-Quip, Inc. maintained for the purpose, with full power of substitution in the premises.


Dated:___________________                Print Name:________________________

                                         Signature:_________________________

                                         Witness:___________________________



NOTICE: The signature on this assignment must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.